Exhibit 99.1 Corrected Transcript

26-Feb-2015
Chico’s FAS, Inc. (CHS)
Q4 2014 Earnings Call

1-877-FACTSET www.callstreet.com	Total Pages: 29 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

CORPORATE PARTICIPANTS

David Slater Vice President – Investor Relations	Todd Vogensen Senior Vice President - Chief Financial Officer
David F. Dyer President, Chief Executive Officer & Director

OTHER PARTICIPANTS

Randal J. Konik Jefferies LLC	Kayla R. Berg Piper Jaffray & Co (Broker)
Anna Andreeva Oppenheimer & Co., Inc. (Broker)	Liz O. Pierce Brean Capital LLC
Janet J. Kloppenburg JJK Research	Pamela Quintiliano SunTrust Robinson Humphrey
Simeon A. Siegel Nomura Securities International, Inc.	Adrienne Yih-Tennant Janney Montgomery Scott LLC
Tom A. Filandro Susquehanna Financial Group LLLP	Edward J. Yruma KeyBanc Capital Markets, Inc.
William Schultz Goldman Sachs & Co.

1-877-FACTSET www.callstreet.com	2 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Chico's Fourth Quarter Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I'd now like to turn the conference over to Mr. David Slater, Vice President of Investor Relations. Please go ahead.

David Slater Vice President – Investor Relations
Thanks, Zelda and good morning, everyone. Welcome to Chico's FAS fourth quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Dave Dyer, CEO; and Todd Vogensen, CFO.

Before Dave begins his executive overview, we would like to remind you that our discussion this morning includes forward-looking statements and quarter-to-date data points, which are subject to and protected by the Safe Harbor Statement found in our SEC filings and in today's earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The company does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized.

Also, our current and prior-year results discussed on this call, exclude charges related to Boston Proper non-cash goodwill and trade impairment, as well as cost reduction and restructuring initiatives charges. A reconciliation to GAAP results is included in today's press release for your reference.

And with that, I'll turn the call over to Dave.

David F. Dyer President, Chief Executive Officer & Director
Thanks, Dave, and good morning to everyone. I'm pleased to report that the actions we took last fall, led to improved performance across all of our brands and created good momentum heading into fiscal 2015.

In the fourth quarter, our decision to plan receipts more conservatively delivered many improvements, including: adjusted EPS growth; positive comparable sales; an increase in gross margin dollars; SG&A leverage; and a reduction in our

1-877-FACTSET www.callstreet.com	3 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

inventory. I'm pleased that all brands delivered positive comp growth, resulting in a total company comp increase of 4.3% for the fourth quarter.

As anticipated, the overall fourth quarter environment was promotional; however, we were prepared to compete and we did so successfully. Through careful inventory management, we ended the year with fewer units to clear. This improved inventory position positively impacted our average unit retail. As a result, both transaction count and average dollar sale increased in the fourth quarter.

Earnings were in line with our expectations for the quarter, and our adjusted earnings per diluted share results were up 25%, as compared to last year. While we remain cautious, given the overall apparel retail environment, the positive fourth quarter results have continued into fiscal 2015. Through yesterday, our total company sales were up approximately 3%, reflecting comp sales that are up approximately 1% on our unaudited daily sales flash report.

Reflecting back, 2014 proved to be a challenging year for most in apparel retail and certainly we were no exception. I'm proud of how our teams finished the year and I'm particularly proud of our achievements in key growth areas and in customer service initiatives, especially omni-channel's development and loyalty program enhancements.

For omni-channel, we created a cloud-based integrated platform, which was a fundamental step in the development of our customer book. Behind-the-scenes, our teams made solid progress in our new Point-of-Sale system, which is currently rolling out in our Soma and Boston Proper brands. I'm also pleased with the progress we made to further enhance our loyalty programs. At White House | Black Market, we found that rewarding our most loyal customers can be quite rewarding for us as well.

In addition, Soma, who has now successfully launched their own loyalty program, no longer tied to Chico's and that program is going along very well. We are also happy to report our active customer file continues solid growth and is again at an all-time high for the company and we have over 9 million customers shopping our brands within the last 12 months.

As we end our fiscal year in transition to the next, the progress we are making across all of our brands reinforces our confidence in our business and in our strategies. To build on this success, and to ensure that we're well positioned for growth and value creation, we announced today a number of new capital allocation and cost reduction initiatives. These actions were carefully considered against the backdrop of the overall retail environment and our long-term growth objectives, which over time continued to be a return to mid-teens earnings per share growth and double-digit operating income as a percent of sales.

The capital allocation and cost reduction initiatives include a renewed commitment to our share repurchase through an accelerated share repurchase plan, an overall reduction in the capital expenditures, a reduction in the pace of new store openings, and accelerated rationalization of our store portfolio, and an organizational realignment that includes corporate and field management head count reduction.

1-877-FACTSET www.callstreet.com	4 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Today, we announced an accelerated share repurchase plan, which further reinforces our confidence in the company's long-term growth potential. We have historically maintained an active capital return program.

Prior to the ASR today, we had $290 million remaining in our share repurchase authorization. Under the new plan, $250 million of this authorization will be utilized through an accelerated stock repurchase. To fund the repurchase, we will use $125 million of our on-hand cash and marketable securities in combination with $125 million in financing from our current credit facility. Upon completion of the ASR and the dividend announced this morning, we will surpass the $1 billion mark and returns of cash to our shareholders over the last five years.

Next, I'd like to discuss our overall capital expenditure plans. While we still believe that all of our brands have store growth potential, given the current retail and apparel environment, we feel it is prudent to reduce the pace of our new store openings in the near-term. Specifically, we are now expecting to open approximately 40 new stores in 2015. This is down from our previous range of 60 stores to 70 stores for 2015, and well below our new store openings from the past several years.

As the retail environment continues to evolve, we must look at new stores through a more sharply focused lens than in the past. However, we will continue to make the necessary allocations to both the customer experience and the seamless integration of digital with bricks and mortar.

The reduction of new stores this year, along with other prioritizations, will result in expected 2015 capital expenditures of approximately $100 million. This spend is inclusive of the $30 million investment related to our upgraded Point-of-Sale systems.

Our estimated 2015 capital represents a 29% reduction from our three-year average, which is also a significant reduction from the previously discussed forecast and highlights our emphasis on value-driven capital allocation.

Next, I'd like to discuss the rationalization of our store portfolio. As the retail landscape continues to evolve, we must remain agile in how we connect with our customers. While we firmly believe that the store experience and our Most Amazing Personal Service model will always be critical to our customers.

Our omni-channel's success underscores the fact that our customers utilize multiple buying platforms and have multiple connection points. Accordingly, we have been looking for opportunities to reduce store count, while preserving bottom line profitability. As we have consistently done, we will continue to close locations that are underperforming our expectations.

1-877-FACTSET www.callstreet.com	5 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

As a result of our recent fleet review, we have identified opportunities to close approximately 120 locations over the next three fiscal years. Most of these stores will be closed in conjunction with their lease term end, or kick out dates, to minimize incremental charges from our landlords.

Lastly, I'd like to cover our organizational realignment. Yesterday, we took steps to streamline our corporate structure to ensure that our resources are better aligned with key growth initiatives, including omni-channel. These changes will result in the elimination of approximately 240 existing positions, or about 12% of our headquarters and field management employee base. The positions eliminated were across all levels of management and across all functional areas. Although this action was difficult, it was necessary to achieve the long-term growth plans of our organization. Todd will discuss the financial impact in a moment.

The capital allocation and cost reduction initiatives that I discussed this morning follow a careful review of our business and reflect a level of investment that we believe is necessary to support continued profitable growth over the long-term, balanced with our focus in returning excess cash to shareholders.

Now, I'm going to turn the call over to Todd and I'm going to be back in a moment to discuss our 2015 corporate priorities of inventory management, expense management, and enhancement of our customer experience.

With that, here's Todd.

Todd Vogensen Senior Vice President - Chief Financial Officer
Thanks, Dave, and good morning, everyone. Now, I'll provide additional details on our fourth quarter financial results. Net sales were $657 million, an increase of 7.6%, compared to $610 million in last year's fourth quarter, primarily reflecting 75 net new stores, and a 4.3% increase in comparable sales. The growth in comparable sales reflected an increase in both transaction count and average dollar sale.

As Dave mentioned, all of our brands had positive comps for the quarter and to the delight of many listening to this call, I will now provide the comp sales from all of our brands for the fourth quarter.

I'm pleased to report that with Soma's record sales of over $300 million, the results have become more meaningful, and worthy of separate reporting. In the fourth quarter, Soma delivered their 23rd consecutive quarter of positive comps with an increase of 13.7%, on top of a 5.3% increase last year. The Chico's brand comparable sales increased 1.2%, following a 3.0% decrease last year; and White House | Black Market comparable sales increased 5.4%, following a 6.6% decrease last year. While comparable sales were positive, shipping delays resulting from issues at the West Coast ports persisted throughout the entire quarter and negatively impacted our topline by over 1%.

1-877-FACTSET www.callstreet.com	6 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Moving down to P&L, gross margin in the quarter was $328 million, compared to $310 million in last year's fourth quarter. Gross margin rate for the quarter was 50.0% of net sales, a 70 basis point decrease from last year, primarily reflecting increased promotional activity to sell through product delayed by port issues and seasonal merchandise. Our gross margin was also negatively impacted by incremental air freight expense of approximately $4 million, or 60 basis points, related to the port issues.

At the end of the fourth quarter, total inventory decreased $3 million compared to last year, primarily reflecting higher sales volume, more conservative receipt planning, and the favorable timing of Chinese New Year. This represents a 5.7% reduction in total inventories per selling square foot compared to the fourth quarter last year. We're encouraged by these results, because it further validates the more disciplined inventory management strategies that we've been implementing in the second half of 2014.

SG&A expenses for the fourth quarter were $318 million compared to $302 million last year. SG&A was 48.4% of net sales, a 110 basis point improvement from last year, primarily reflecting sales leverage on store expenses and National Store Support Center costs, offset partially by the impact of $6 million in strategic initiative spending.

For the quarter, total SG&A, excluding strategic initiative expenses, increased 3.6% over the same time period last year, less than our square footage growth of 4.5%.Capital expenditures totaled $21.7 million in the fourth quarter, primarily for new stores and our strategic initiatives. We opened eight new stores in the quarter and capital spending on strategic initiatives totaled approximately $6 million.

Now, I'd like to provide more detail on the cost reduction initiatives announced this morning. And let's start with our updated capital expenditure estimate. Our latest outlook is for $100 million in 2015 capital spending, which is a significant reduction from both our prior estimate and our three-year average. We've stack ranked our capital projects with this new outlook in mind. Our highest priority project for 2015 is our new Point-of-Sale application, which we estimate will cost approximately $30 million. This new system is foundational for many of our omni-channel initiatives and will provide for a much better customer experience.

Next, we took a hard look at new stores for 2015. During this review, we decided to only open the approximately 40 stores that had been previously committed to. The breakdown of these store openings by brand is: Chico's, approximately 14 stores to 16 stores; White House | Black Market, 10 stores to 12 stores; Soma, 12 stores to 14 stores; and Boston Proper, three stores to five stores. As we look forward to 2016, our expectation is for a continued reduction in capital spend from previous years.

Moving to expense management; as background, our SG&A falls into three primary buckets; store operating expenses, marketing, and headquarter expenses. Store operating expenses comprised approximately 70% to 75% of our total company SG&A with the majority of those expenses related to occupancy and personnel cost.

1-877-FACTSET www.callstreet.com	7 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Dave has already discussed the actions we're taking to reduce these expenses, including the rationalization of our existing store fleet, as well as a reduction in new store openings going forward. The approximately 120 store closings over the next three fiscal years are expected to ultimately deliver expense savings of approximately $55 million upon completion.

You may have noticed that we also accelerated the number of store closures in the fourth quarter of 2014, with 18 closures; and we look to close approximately 35 stores in 2015. Additionally, our labor per store has steadily declined over the last several years and we continue to evaluate additional efficiencies as appropriate.

The second bucket, marketing, comprises approximately a mid-teen percentage of our total company SG&A. Our marketing spend is continuously evaluated based upon the return of each medium. Over the past five years, marketing as a percent of sales has remained flat at both Chico's and White House, and Boston Proper has reduced its advertising expense by over 15% since their acquisition in 2011.

Soma is an area where we have chosen to invest in driving new customers and we've been pleased with our return on Soma marketing. We expect Soma to leverage its marking expense beginning in 2015, now that its growing store base better supports our investment in national TV advertising. For all of our brands, our industry-leading customer file allows us to refine our mix of marketing on an ongoing basis, including shifting dollars towards productive digital contact strategies.

The last bucket is our headquarters expense, which represents approximately 10% to 12% of our total company SG&A, the majority of this spend is related to non-personnel costs, such as depreciation and software fees.

Our shared service model allows for meaningful leverage of our cross brand investments. And in addition, as we announced this morning, and Dave discussed, we have realigned our resources, including personnel at our headquarters to gain further efficiencies. This realignment has resulted in the elimination of approximately 240 positions and is expected to generate approximately $38 million in annualized savings. The 240 positions include approximately 165 filled positions and approximately 75 open positions.

We continue to scrutinize all of our headquarter expense to ensure that our resources are aligned with and focused on the most essential projects. In total, we have identified approximately $93 million of annualized savings between the organizational realignment and our store rationalization initiative.

And while Dave will discuss the company's 2015 priorities in just a moment, I want to emphasize that disciplined inventory management will remain a focus for us in the coming year. As we've discussed previously, we have been taking a more conservative approach to receipts and we're pleased with what we've been seeing so far from this strategic shift. Heading into

1-877-FACTSET www.callstreet.com	8 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

2015, our inventory position is in better shape than it has been for some time, and our receipt dollars for the spring season are actually down compared to last year.

Next, as we enter a new fiscal year, I'd like to provide an update to our outlook for 2015. Our sales expectations are for a low single-digit increase in comparable sales. Even with fewer receipt dollars we are confident that we can deliver positive comps through a recovery in our average unit retail.

Also, we would expect the spread between our overall sales and comparable sales growth to be between 2% to 3%. For gross margin, our expectations are for an improvement in gross margin rate in 2015, compared to the prior-year, with the bulk of the opportunity in the second and fourth quarters, primarily driven by the AUR recovery.

For SG&A, we expect slight deleverage in SG&A costs, driven primarily by the 109 new stores opened in fiscal 2014, approximately 40 new stores in fiscal 2015, and the result to a more normalized historical level of incentive compensation.

Our tightly managed inventory should yield total inventory growth less than sales growth, as a result of the conservative inventory planning. For your modeling purposes, we expect our weighted average diluted shares outstanding to be approximately $145 million for the first quarter and $141 million for the full-year of 2015, excluding the impact, if any, of further share repurchases beyond our ASR in 2015.

Our expectations for the first quarter are consistent with our full-year outlook, with the exception of SG&A growth, as there are new cost reduction initiatives will not have the benefit of a full quarter quite yet.

Our priorities remain centered on strategies and actions designed to deliver long-term value creation for our company and its shareholders. We're pleased with our progress and look forward to keeping you updated on our continued success as we make even more progress with our strategies.

And with that, I'll turn the call back over to Dave.

David F. Dyer President, Chief Executive Officer & Director
Okay. Thank you, Todd. I'd now like to cover our 2015 corporate priorities. We view fiscal 2015 as an inflection point in terms of operating profit. And although, we cannot control the overall retail environment, our corporate priorities are laser-focused on managing the pieces of our business that we can control. As we enter 2015, our corporate priorities will center on inventory management, improving our margins, expense management, and enhancement of our overall customer experience.

1-877-FACTSET www.callstreet.com	9 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Starting with inventory management; I know Todd has just covered this, but I want to mention it again, as it is a top priority for all of us. Less receipts will translate into less clearance markdowns and higher full price sell through. We have found that our most loyal customers do not automatically require promotions to inspire her visits. She is looking for newness and unique fashion. Because we know her as well as we do, we have the ability to market to her specific tastes. Inventory discipline will impact promotions and liquidations and will lead to higher margins.

Next, expense management; let me be clear. We do not view expense management as a one-time project. We continue to look for areas in the organization where we can operate more efficiently. Expense discipline is something that we continuously focus on. We are always looking for opportunities to drive efficiencies across the organization.

As Todd mentioned, store operating expenses represent the lion's share of our total company expenses. By further rationalizing our store portfolio and reducing the pace of our openings, there will be meaningful cost reductions that go along with these actions.

Lastly, we'll be sharply focused on the enhancement of the customer experience. In today's new world of retailing, it isn't enough to have terrific products, world-class in-store service, a smoothly functioning digital channel and great marketing. Each of these components is important, but it's the sum of the parts that's even more powerful. We have discussed in great length the omni-channel infrastructure that we've been building over the last several years, which ultimately improves how we interact with our customer and her experience with us.

In 2015, we'll focus on how these infrastructure investments translate into customer-facing technologies, technologies that are going to enable one unified holistic and seamless experience with each of our brands. For instance, enhancing our customers' mobile experience will enable us to coordinate online browsing with suggested selling based on purchase history.

This year, we'll launch our first mobile app that will, among other features, facilitate appointment setting with stylists at their local boutiques. We will also complete our expansion of iPads in all stores into 2015 and make further enhancements to the customer book application.

Our new Point-of-Sale system will offer mobile checkout through the iPads, as well as other great new features. The goal is to continue to find ways to build on our Most Amazing Personal Service that each customer expects and receives from us, and define new ways to deliver service that are consistent with how our shopping patterns are evolving.

In closing, Chico's FAS remains focused on a disciplined approach to inventory and expense management. Our resources will be focused on initiatives that improve the shopping experience, and we've entered fiscal 2015 with positive momentum and look forward to reporting back to you on our continued progress.

1-877-FACTSET www.callstreet.com	10 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

With that, I'm going to turn the call back over to Dave Slater.

David Slater Vice President – Investor Relations
Thanks, Dave, and that concludes our prepared remarks. At this time, we'll be happy to take your questions. In the interest of time and consideration of others, please limit yourself to one question.

And with that, I'll turn the call back over to Zelda.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] The first question comes from Randy Konik with Jefferies. Please go ahead.

Randal J. Konik Jefferies LLC	Q
Hi, can you hear me?

David F. Dyer President, Chief Executive Officer & Director	A
Absolutely.

Randal J. Konik Jefferies LLC	Q
All right. Great. Thanks, guys. I guess more for Todd. Todd, if you look at the historical averages and peaks and troughs around gross margin and SG&A. Your gross margin is more than 500 basis points off the peak. You guys sound like you have a great strategy from a more disciplined inventory approach to reduce the markdown rates, so can you give us some color where you think, and obviously, not next quarter, but over the medium-term? Where do you think that gross margin opportunity can realistically go?

And then on the SG&A side, if you look at the historical average SG&A rate to sales, it's around 44%, and the trough is obviously much lower at a different point in time in the company's history, but around 37%. So, is there some sort of – when you look at all of these nice initiatives you have on the cost reduction side, obviously a lot of them kicking in, in the next

1-877-FACTSET www.callstreet.com	11 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

fiscal year, is there some sort of rate you guys could be targeting, or do you target, or not target around the SG&A as a percent of sales? Just want some color there.

And then, I guess, lastly, sorry, just on the CapEx, a good reduction in the CapEx, and you said something, I think in your commentary with regards to the years after next year that the CapEx continue to be restrained. Any kind of color on where that number could shake out on an annual – every year over the next few years would be very helpful to kind of gauge free cash flow generation. Thanks.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Absolutely. Good, one question. So, in terms of SG&A and gross margin rate, I really – where we're headed overall, over the next several years is to get back to – as a first hurdle, that rate of double-digit operating income percent.

And as we look at where that's going to come from, it will be part and parcel gross margin and SG&A both that help drive us there. Gross margin from more conservative inventory planning and being less promotional, or having to be less promotional and on the SG&A side, part of it is the maturity of Soma and recovery of Boston Proper, as well as just overall conservative expense management. So, it's really going to be both that help get us to that double-digit rate from where we are at now.

And in terms of capital, really, the way we're looking at it, we have a kind of one-time unique project, very unique this year, with our Point-of-Sale application. It's something that hasn't been updated in about 13 years, 14 years. So, that is $30 million that is somewhat of a catch up.

And if you take that out of our $100 million total, that gives us $70 million base. Now, it's likely to be additional projects as we go forward, and look at things like RFID and so forth, but certainly not to that scale. So, if you think about it in that less than $100 million, more than $70 million range, is probably fair for the foreseeable future.

Randal J. Konik Jefferies LLC	Q
That's great. Can you hear me?

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yes.

1-877-FACTSET www.callstreet.com	12 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Randal J. Konik Jefferies LLC	Q
Can I ask one more tiny follow-up? I'm sorry.

David F. Dyer President, Chief Executive Officer & Director	A
We got to move on.

Randal J. Konik Jefferies LLC	Q
No, I got to ask – can I ask it?

David F. Dyer President, Chief Executive Officer & Director	A
No, let's get to other people. We have not much time left.

Randal J. Konik Jefferies LLC	Q
All right.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
We'll catch up with you after the call, Randy. Thank you.

Operator: And the next question comes from Anna Andreeva with Oppenheimer. Please go ahead.

Anna Andreeva Oppenheimer & Co., Inc. (Broker)	Q
Great. Thanks. Good morning and congrats, guys, to a strong finish to the year.

1-877-FACTSET www.callstreet.com	13 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

David F. Dyer President, Chief Executive Officer & Director	A
Thank you.

Anna Andreeva Oppenheimer & Co., Inc. (Broker)	Q
I was hoping to follow-up on the quarter-to-date trend. Are all brands comping positively? Are you seeing variability, cold weather versus warm weather states, and also mall versus outlet? And a quick follow-up on Soma. Great to see disclosure on the sales line. I was hoping you could provide any other metrics, whether four-wall profitability, or just other metrics about this division? Thanks.

David F. Dyer President, Chief Executive Officer & Director	A
Well, first, looking at the comps, not all brands are comping positively right now. And, honestly, this is a tale of the weather. While the weather may have helped us a little bit in the fourth quarter. It certainly hasn't helped us as we move into the first quarter. Our comps were significantly higher than they are now a week-and-a-half ago before the weather started.

So, it's amazing what can happen in the course of eight days or nine days. But, we fully expect for the comps to recover and to be positive as we get into first quarter, and would expect that all brands would have a positive comp in the first quarter without putting other outside variables that we can't control on it. And Todd, I guess the second part?

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah. In terms of Soma, we will disclose sales for each of our brands, and typically don't get into more detail than that, but the one thing that we have said and it is still very much true for us is for the Soma stores, as they mature over time, when you get to stores that are four years to five years plus, the four-wall contribution from those stores, as a percent of sales is equal to or greater than our other apparel brands. So, as Soma does get further into its maturity curve, we continue to see good, positive momentum, and it's part of what gets us to the place of breaking them out separately today.

Anna Andreeva Oppenheimer & Co., Inc. (Broker)	Q
Okay. Great. Thanks so much.

1-877-FACTSET www.callstreet.com	14 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Todd Vogensen Senior Vice President - Chief Financial Officer	A
All right. Thank you, Anna.

Operator: The next question comes from Janet Kloppenburg with JJK Research. Please go ahead.

Janet J. Kloppenburg JJK Research	Q
Good morning, everyone, and congratulations on a good quarter and a good outlook.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Thanks.

Janet J. Kloppenburg JJK Research	Q
I have just a couple of questions. Todd, is inventory in line at all divisions? I know that White House was working down some clearance issues, and I was wondering what had gone on there, and if you expect further reduction from this level at the end of first quarter? And on the SG&A front in the first quarter, should we expect meaningful deleverage, or just a few basis points as you adjust your expense line? Thanks. And if you could comment on port strike, and if you see any issues there in the first quarter? Thank you.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
You bet. So, in terms of inventory, it really has been across the entire company. This is something that we've really – all of the brands are participating in. All of the brands are looking at receipts and managing inventory tightly and getting the benefit out of that. So, yes, that is something that is a broad-based company-wide strategy that we expect to really bear fruit as we get into next year. From an SG&A leverage perspective, it will, obviously vary by quarter...

Janet J. Kloppenburg JJK Research	Q
I think you had said there would be some pressure in the first quarter. Am I wrong about that?

1-877-FACTSET www.callstreet.com	15 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Todd Vogensen Senior Vice President - Chief Financial Officer	A
I think that's fair, given that we just really enacted a lot of our cost reductions in the course of the last week.

Janet J. Kloppenburg JJK Research	Q
Right.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
So, we're not getting the full benefit of the entire quarter for those reductions. And then you had mentioned the ports.

Janet J. Kloppenburg JJK Research	Q
Yes. How is...?

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah. It is fair to say that while the port strike was settled, there is a fair amount of backlog and we are expecting that we'll continue to see disruption as we go through, certainly the early part of this year, if not further, and our supply chain and sourcing teams have done a great job in trying to find workarounds, but I think this is just one of those things where there is a lot of backlog and it is going to take a while to be able to move through it.

David F. Dyer President, Chief Executive Officer & Director	A
And, we think that there could still be significant air freight cost in the first quarter.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Right.

1-877-FACTSET www.callstreet.com	16 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

David F. Dyer President, Chief Executive Officer & Director	A
That would be comparable to what the $4 million that we experienced in the fourth quarter.

Janet J. Kloppenburg JJK Research	Q
Thanks, Dave.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Okay. Thanks, Janet.

Operator: The next question comes from Matthew McClintock with Barclays. Please go ahead.

Q
Hey, good morning, guys, this is [ph] Greg (35:18) on for Matt. Just a quick question, Dave. You talked about managing expense reductions and not really having any impact on the Most Amazing Personal Service initiative. Can you just elaborate a bit more there?

And then as you guys think about new customer acquisition, how has that trended as you look to cut back on promotions and wean the customer off of those moving forward? And I just have one quick follow-up, if you don't mind, after that.

David F. Dyer President, Chief Executive Officer & Director	A
We may not be able to do the follow-up, because we've got a lot of people and not too many minutes left, but first, let's talk about Most Amazing Personal Service. That really is kind of the differentiator from Chico's, from our other specialty stores. I mean, it'll be similar service to what you find in Nordstroms. Our selling is not done by somebody ringing it up at the register. It's done by building customer loyalty and building the relationship and it's done in a fitting room.

Most apparel retailers could sell $500,000 of an item by putting it on a table with a sign. That doesn't work for us. We sell big numbers, but we do it one item at a time and one outfit at a time and one customer at a time. It's a very different selling relationship, and if you look at the productivity of our stores, our stores are much more productive per square foot than most

1-877-FACTSET www.callstreet.com	17 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

of our competition. So, we believe that there is value to this service model that we have, and that it is a key differentiator between us and our competition. So, the other question, Todd, I forget.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah, new customers. So, really, one of the things Dave said, to reemphasize, is our customer file is at an all-time high. So, we're continuing to see growth in our customer file even through the course of the fourth quarter, and that's, I think a testament to the quality of the loyalty programs, the quality of the service, and the fact that the merchandise has really resonated. So, we would expect this continue to drive that customer file larger over time, with part of that being new customers.

Q
And then, real quick, the follow-up is just on Soma. You posted a solid comp this quarter and in last year. But, if you look at the square footage and the store count growth with the new updated plans, it looks like it's a bit of a pull back from prior years. I'm just wondering, if you could talk a bit on that? Thanks.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah, really more timing than anything else. As we were going through and doing our store planning and we decided to focus on about that 40-ish level of new stores, we had already committed to a number of stores next year. So, as we cut that off, that just happened to result in fairly big reduction, really across all the brands.

Going forward, we still believe in Soma's store growth. We're still planning to see a healthy amount of that. And while you may see more overall reduction in store count as we go forward, Soma is clearly a focus for us. Okay. Thanks, [ph] Greg (38:48).

Operator: The next question comes from Simeon Siegel with Nomura Securities. Please go ahead.

Simeon A. Siegel Nomura Securities International, Inc.	Q
Thanks. Good morning, guys.

1-877-FACTSET www.callstreet.com	18 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

David F. Dyer President, Chief Executive Officer & Director	A
Morning.

Simeon A. Siegel Nomura Securities International, Inc.	Q
So, strong results across the board, particularly at White House this quarter. What's your perspective on the longer-term run rate of that business, as we anniversary the tough year ahead, but then go forward? And then, Todd, did you or can you outline the 35 closings by segment? And then, Dave, to your earlier point, can you just share the longer-term view of the store fleet by concept? Thanks.

David F. Dyer President, Chief Executive Officer & Director	A
Well, if we first want to talk about White House. White House, we believe that last year the negative comps were a lot self-inflicted, as we went through a lot of product issues, and had to make those necessary corrections. So, we believe that the way White House is performing now is more consistent than the way they have performed historically, and probably more indicative of the way that they're going to perform going forward. So, we think that White House was, again, somewhat environmental, but largely self-inflicted and certainly has been corrected.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah. In terms of the 35 closings, given where we are at in Soma's growth, you'd you expect that that would be a fairly small piece of the pie. Really, it's mostly focused on Chico's and White House, and it's mostly focused on leases that are coming to end of term or hitting their kick out date. So naturally, I expect that they would lean towards those two brands.

In terms of overall store fleet, so we still believe in stores. We see it over and over again. She's able to touch and feel and try on the product and work with our associates. It does nothing but help both our store sales and our digital commerce sales. So, we over the long-term would still expect to see good store opportunity and still very definite part of the long-term growth plan. What you're seeing this year is more just prudence relative to the overall environment.

Simeon A. Siegel Nomura Securities International, Inc.	Q
Great. Thanks a lot.

1-877-FACTSET www.callstreet.com	19 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Todd Vogensen Senior Vice President - Chief Financial Officer	A
All right. Thank you.

Operator: The next question comes from Thomas Filandro with Susquehanna International Group. Please go ahead.

Tom A. Filandro Susquehanna Financial Group LLLP	Q
Hi. Thanks very much for the comprehensive call and nice job across the board. Dave, I was hoping maybe you can provide us a little more color on the front-end merchandising opportunities across the brands for the spring season?

David F. Dyer President, Chief Executive Officer & Director	A
Are you talking about the front line, the store merchandising opportunities?

Tom A. Filandro Susquehanna Financial Group LLLP	Q
Exactly. We're hearing defensive strategies. I want to know what you guys are doing offensively?

David F. Dyer President, Chief Executive Officer & Director	A
Well, I think that ours always starts with product and strong product. And we believe, I mean, let's just start with White House, which was kind of the last question. The White House, the new catalog, we're going back after our work wear. The color pink that we just introduced is performing unbelievably, across all brands, Chico's and White House and Boston Proper.

We are seeing knits perform. When knits perform, that is the one classification that brings most new customers to a brand, and when knits perform, it gives you higher units. So, when you have a good knit business, you've got a good chance of really building on that sale. So, knits are performing across all of our brands and I'm not sure that that same has been reported across our competitive set.

Bottoms continued to be very, very strong. Leggings, which we've been actually going now for over a year, have continued to increase. We're even seeing the prints and the patterns come into the bottoms. It has been much more effective. Jackets, which have been somewhat anemic over the last few years, we've seen signs of life in jackets again. And certainly, in Chico's, our

1-877-FACTSET www.callstreet.com	20 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

So Slimming collection is doing very well, which is, again, the bottoms. And, again, the way we talk about businesses, when you've got bottoms and knits going, you've got the basics of a really great business.

Tom A. Filandro Susquehanna Financial Group LLLP	Q
Fantastic. Best of luck.

David F. Dyer President, Chief Executive Officer & Director	A
Yeah.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah. Thank you.

Operator: The next question comes from Lindsay Drucker Mann with Goldman Sachs. Please go ahead.

William Schultz Goldman Sachs & Co.	Q
Hi, guys, this is Bill Schultz on for Lindsay. Great quarter.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Thanks.

William Schultz Goldman Sachs & Co.	Q
I guess in a similar vein to a prior question that was asked, with your new guidance and store openings, I guess have you changed your views on what the ultimate size of your fleet should be for each of your concepts?

1-877-FACTSET www.callstreet.com	21 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Todd Vogensen Senior Vice President - Chief Financial Officer	A
No. Frankly, that's something that we'll always continue to look at; but at this point, again, we really still believe that having a good solid store experience is critical to our long-term sales growth and customer growth.

David F. Dyer President, Chief Executive Officer & Director	A
But, obviously, we see as we move forward, we think Soma has a lot more room for greater store expansion than some of our larger brands. However, when you look at White House and Chico's, generally, when we open the store with those brands they pay back cash within 12 months to 18 months. So, they are very good investments of cash.

William Schultz Goldman Sachs & Co.	Q
Got it. Thanks, guys. And congrats again on a great quarter.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Great. Thank you.

Operator: The next question comes from the location of Neely Tamminga with Piper Jaffray. Please go ahead.

Kayla R. Berg Piper Jaffray & Co (Broker)	Q
Great. Good morning. Thank you. This is Kayla Berg on for Neely Tamminga. My question actually relates to your human capital. I was just wondering if you guys could give us any more color on your org realignment that you announced today? And how you think that, more specifically, how you're better positioned going forward to drive growth, specifically as it relates to omni-channel?

David F. Dyer President, Chief Executive Officer & Director	A
Yes. Well, I think that that's what a lot of the things that we have done is we have aligned, and I guess you would say there have been a lot of other retailers that in the last few months similarly aligned to what we're doing.

1-877-FACTSET www.callstreet.com	22 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

One of the things that we've done is we've put the accountability of driving merchandise online back in the merchandising divisions, and the accountability of driving the marketing and the online back in the marketing division. And, I think that what we have now is we have it where maybe we had been set up by silo a little bit, which gave you some channel conflict. We don't want channel conflict. To us, it is the seamless experience.

We want the sale no matter where she shops and we thought that structurally that we are perhaps creating channel conflict, where this should be none. And so, that's what we look to eliminate as we go forward.

And I think that we've also looked at other pieces of the business, and the way that we have structured the business. We're going to focus our international divisions on the franchise opportunities, rather than on the on-store opportunities in Canada. While those stores are doing well, we believe those could be looked after within the brands. And the real home-run and the real ability for us to move forward is through our franchise business, globally and internationally. So, that's another change that we've made.

We've also streamlined and done efficiencies in the way that we do some of the analytics and research where we were duplicating them division-to-division, or function-to-function. We have now streamlined those. And, we've looked at the way we manage our stores, the overall store growth management, where we felt that we were perhaps a little top heavy in management, and now have streamlined that back a bit.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Okay. Thanks, Kayla.

Operator: The next question comes from the location of Liz Pierce with Brean Capital. Please go ahead.

Liz O. Pierce Brean Capital LLC	Q
Good morning. Thanks. Nice job. Actually, just to kind of follow-up what you were just talking to us about Canada and Mexico. So, I guess, two-part question, just how is the business and then maybe just elaborate a little bit more on this change in strategy? Thanks.

David F. Dyer President, Chief Executive Officer & Director	A
The Mexican franchise business, those stores are performing very similar to the best of our stores in our fleet. Very, very profitable for both our franchise partner and for us.

1-877-FACTSET www.callstreet.com	23 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

The Canadian stores, obviously, when we went into Canada, it was close to parity in terms of exchange rate. And now, I think, it's somewhere 20% to 25% less than that. So, obviously, the exchange rate creates other issues and other problems for us, and we feel that we can manage that a little better. So right now, we're opening up a few stores next year. I think it's one or two – one store, in 2015 in Canada.

All, again, concentrated in the Ontario province. And that for right now is, until we kind of figure out the exchange rate and how we operate those stores, will be about what we're going to do in Canada. I'm not saying that we won't expand further, but I think we're going to take a little breather and make sure that we understand how to operate those stores more profitably than the exchange rate is allowing us to do now.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Okay. Thanks, Liz.

Operator: The next question comes from the location of Pam Quintiliano with SunTrust. Please go ahead.

Pamela Quintiliano SunTrust Robinson Humphrey	Q
Great. Thanks so much.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Hi, Pam.

Pamela Quintiliano SunTrust Robinson Humphrey	Q
Hi. Thanks so much for taking my question, guys, and squeezing me in. So, a quick one for David. You always have an interesting perspective on your consumer. So, how do you think she's feeling right now from a macro perspective? Are we seeing any benefits from the lower gas prices? And then, sorry if I missed this one, but how are you thinking about the promotional environment going forward? What are you seeing out there and how are you planning for that?

1-877-FACTSET www.callstreet.com	24 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

David F. Dyer President, Chief Executive Officer & Director	A
Well, one of the things that we're doing – I want to do the promotional environment first. The promotional environment, again, part of that was self-inflicted. As I told you in the last year or so, certainly last year, we bet that spring was going to recover. We took a shot at inventory, and we planned our sales a lot more aggressively than we achieved.

As a result of that, our inventory backed up on us and we had to take a lot more liquidations than we achieved – than we wished to have taken. And that led to all the other bad factors that go on, lower average dollar sale, lower average unit retail. Our transactions last year remained up – were up. So, actually, we had the transactions, we just didn't have the average unit retail to drive sales. So, the real key to this is to maintain the inventory. We will be appropriately promotional, but we will not be promotional because we overbought.

As Todd said, our receipts are planned down for spring on an inventory that came in some 5% less than last year at the end of the year. So, we are being very cautious with our inventory and believe that this will drive higher margins and all the good things that come with it. We'll have higher average dollar sale, higher average unit retail and higher margin. What was the other question now?

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Overall consumer.

David F. Dyer President, Chief Executive Officer & Director	A
The overall consumer...

Pamela Quintiliano SunTrust Robinson Humphrey	Q
How is she feeling...?

David F. Dyer President, Chief Executive Officer & Director	A
And I think the way the overall consumer is feeling is I think she's probably feeling better, because of gas prices and certainly the stock market has continued to improve. We believe, and from what I've read, that she's still buying some durables, but I think she'll come back and start buying more apparel.

1-877-FACTSET www.callstreet.com	25 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

I think that she is really exhausted from the promotional efforts that have been out in the market. I mean, everybody has been so damn promotional, including us, that I think that she doesn't really even know what the right price is anymore. I think that that's one of the things that certainly we are going to do on our own, is to get back to pricing that is more consistent with our history, even if it's slightly at the expense of sales it will be certainly drive margin. So, we're looking at our business through that lens. I think she has been inundated with emails from everybody.

As a matter of fact, I think that we ourselves have sent more emails than we should have, and we're going to be looking at not only the amount of emails, the quantity, but the quality of the message. And that's one of the things that we've talked about with our ability to literally design a communication for each of our customers that is on what she likes.

I mean, we have a large part of our file that never responds to a promotional email, but they respond to new fashion, new items, new ideas. That's the type of emails we need to send her. We have other customers who really are interested in the promotions. We'll send her the promotional emails. So, I think, it's making sure the communication we give the customer is relevant, and that's what we think the breakthroughs and what we're working on this year.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Thanks, Pam.

Pamela Quintiliano SunTrust Robinson Humphrey	Q
Great. Very exciting. Best of luck.

David F. Dyer President, Chief Executive Officer & Director	A
Good. Thank you.

Operator: The next question comes from Adrienne Tennant with Janney Capital Markets. Please go ahead.

Adrienne Yih-Tennant Janney Montgomery Scott LLC	Q
Thank you. Good morning, everybody. Congratulations on the return to positive comps, and, of course, my favorite topic inventory. So, I'm going to have one question for Dave and then I'll save my other 50 for Todd for you later.

1-877-FACTSET www.callstreet.com	26 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Really, you talked about White House | Black Market and the product there. I was wondering if you can talk to us about Soma went in its double-digit comping, big comp in the fourth quarter from kind of a run rate of mid-singles and so what did you see? Is this a new kind of step function up? And then the Boston Proper product recovery, what's going on there and how do you feel about that? Thanks.

David F. Dyer President, Chief Executive Officer & Director	A
Okay. Well, a couple of things. Let's start with Soma. First, Soma, unlike our other brands, actually has a fourth quarter business. It is the largest quarter of their year, is the fourth quarter. I think that when you looked at our sleepwear this year, it was beautiful. Sleepwear and loungewear always drives sales in the fourth quarter. Our assortments were right on. They were pretty.

Adrienne Yih-Tennant Janney Montgomery Scott LLC	Q
Yeah.

David F. Dyer President, Chief Executive Officer & Director	A
They were exciting, and our customers responded. Boston Proper, we lost our way. We talked about the boho-chic, which we've actually walked away from, went too urban, too sophisticated, not casual enough. Boston Proper, again, has found their mojo too. And I think that we're seeing it in the sales, we're seeing it in the response rates, in our catalogs. And again, Boston Proper and White House were product-oriented. Once we fix the product, I think the customers love the brands. They were just saying give us something that we want. You know?

Adrienne Yih-Tennant Janney Montgomery Scott LLC	Q
Fantastic. The stores look great. So, good luck for spring.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Thank you very much, Adrienne.

David F. Dyer President, Chief Executive Officer & Director	A

1-877-FACTSET www.callstreet.com	27 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

We feel the stores are really looking good at this point, too. Thank you.

Operator: The next question comes from Ed Yruma, I'm so sorry. I can't pronounce your name, sir, with KeyBanc Capital Markets.

Edward J. Yruma KeyBanc Capital Markets, Inc.	Q
Hi. Thanks very much for squeezing me in, guys. Good morning.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Hi.

Edward J. Yruma KeyBanc Capital Markets, Inc.	Q
I think when you guys held your Analyst Day, you articulated kind of a framework of regaining kind of 200 basis points to 250 basis points of gross margin against kind of half of the AUR decline recapture. I guess you talked about gross is being up in 2015, but where do you think you are on that continuum? And kind of what timeframe should we expect to achieve that 200 basis points to 250 basis points of improvement? Thanks.

Todd Vogensen Senior Vice President - Chief Financial Officer	A
Yeah. So, really with our inventory receipts being cut back, I think we're early in that process, but making very good progress. It's something that we do want to make sure from a promotional perspective that we don't go ditch-to-ditch and do something that we would regret. But, we are building into a much more rational promotional cadence and I expect that over the course of the next few years, we're going to be able to recapture that. And really, a lot of what you've heard today is setting ourselves up for success in 2015 and taking the actions. And at the end of 2014, to get us positioned to be successful. And that encompasses gross margins as well. So, good progress.

David F. Dyer President, Chief Executive Officer & Director	A
We'll take one more question and then we're going to have to sign-off. Is there any more questions?

1-877-FACTSET www.callstreet.com	28 Copyright © 2001-2015 FactSet CallStreet, LLC

Chico’s FAS, Inc. (CHS) Q4 2014 Earnings Call	Corrected Transcript 26-Feb-2015

Operator: This concludes our questions-and-answers for today. I'd now like to turn the conference back over to Mr. David Slater for any closing remarks.

David Slater Vice President – Investor Relations
Thank you, and as Zelda said, this does conclude our call this morning. We apologize for those that we didn't get to on the call. As always, I'm available for follow-up questions as necessary. And, again, thanks for all of you for joining us this morning and we appreciate your continuing interest in Chico's FAS.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2015 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

1-877-FACTSET www.callstreet.com	29 Copyright © 2001-2015 FactSet CallStreet, LLC